Exhibit 99.1

              HIGHLANDS BANKSHARES ANNOUNCES THIRD QUARTER RESULTS

Highlands Bankshares, Inc. (OTCBB: HBSI) announces its results of operations for the third quarter of 2005.

Highlands Bankshares' third quarter 2005 operations produced net income of $943,000 compared to $875,000 for the third quarter of 2004. This is an increase of 7.77% compared to the same quarter a year ago, and is the highest quarterly income in Highlands' history. Net income for the third quarter of 2005 produced an annualized return on average assets (ROAA) of 1.19% compared to an ROAA of 1.17% for the same period in 2004. Annualized return on average equity was 11.21% compared to 11.24% ROAE for the third quarter of 2004.

Income year-to-date in 2005 for Highlands Bankshares is $2,711,000 compared to $2,384,000 for the first nine months of 2004, an increase of 13.72%. ROAA year to date, on an annualized basis, is 1.17% and ROAE year to date, on an annualized basis, is 11.08%.

Total assets have increased 4.71% from December 31, 2004 and total $314,125,000 at September 30, 2005. Total capital at September 30, 2005 was $33,479,000.

During the quarter Highlands paid dividends to its shareholders of 20 cents per share. Also during the quarter, Highlands announced that it had entered into an agreement to acquire the outstanding common stock of The National Bank of Davis. This acquisition is still pending approval of certain applicable regulatory authorities.

Commenting on the third quarter results, Butch Porter, President and Chief Executive Officer said, "I am very pleased to announce, for the second consecutive quarter, record quarterly income for Highlands Bankshares. Although the growth in income as compared to the second quarter was not as high as we had recently been experiencing, producing record quarterly income while faced with the challenges of increasing deposit costs and continued competitive rate pressures for obtaining new loans is a tribute to the hard work of all the employees of Highlands."

Highlands Bankshares Inc. is a financial holding company operating 9 banking locations in West Virginia and Virginia through its two wholly owned subsidiary banks, The Grant County Bank and Capon Valley Bank, and insurance services through its wholly owned subsidiary HBI Life Insurance Company.

Certain statements in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Although the Company believes that its expectations with respect to certain forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. The Company does not update any forward-looking statements that may be made from time to time by or on behalf of the Company.